UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2022

UNITED NATURAL FOODS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15723 (Commission File Number)	05-0376157 (IRS Employer Identification No.)

313 Iron Horse Way, Providence, RI 2908
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (401) 528-8634

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01	UNFI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation

(e) On September 21, 2022, the Compensation Committee of the Board of Directors (the “Board”) of United Natural Foods, Inc. (the “Company”) considered the compensation arrangements with the Company’s executive officers. The information in the table below sets forth the fiscal 2023 base salaries, cash incentive plan targets and long-term equity plan awards for the Company’s current named executive officers, which includes the chief executive officer (“CEO”), chief financial officer and the other current executive officers identified in the Company’s 2021 Proxy Statement (the “Named Executive Officers”). There were no changes to the cash incentive plan targets as a percent of base salary for fiscal year 2023 for our Named Executive Officers. The amounts below reflect increases in base salary for Mr. Howard and long-term equity incentive plan awards for Mr. Howard and Mr. Douglas, which result in increases between 0% and 16.9% in total compensation.

Name	FY23 Base Salary	FY23 Annual Cash Incentive Plan Target	Annual Long-Term Incentive Plan Award
J. Alexander Douglas, Jr.	$1,050,000	150%	$5,000,000
John W. Howard	$722,250	100%	$1,800,000
Christopher P. Testa	$810,000	100%	$1,800,000
Eric A. Dorne[1]	$787,500	100%	$1,800,000
1Mr. Dorne has announced his intention to retire effective October 29, 2022. Amounts reflect the targets on an annual basis, which were unchanged from fiscal 2022. Mr. Dorne’s actual base salary paid, Annual Cash Incentive Plan payment and Long-Term Incentive Plan Award will be prorated based on his days of service in the fiscal year pursuant to the terms of the applicable plan documents.

The Compensation Committee bases its compensation determinations on several factors, including relevant industry benchmarks, the Company's peer group where information for comparable role is available, individual performance, expectations for the performance in the upcoming year, experience in the role, accountabilities and responsibilities, and stockholder feedback.

Annual incentive plan payments for the Company’s executive officers are determined at the end of the fiscal year based on achievement against preestablished financial goals. If these goals are exceeded, the annual cash bonus incentive payment could increase up to a maximum of 150% of the executive’s bonus target, subject to the discretion of the Compensation Committee. Performance-based restricted stock units vest in amounts between 0% and 200% of target based on Company performance against pre-established metrics over the three-year performance period.

Severance Agreements

On September 21, 2022, the Compensation Committee approved an updated form of severance agreement (the “Severance Agreement”) with each of the Named Executive Officers (other than the CEO, whose severance agreement was executed in August 2021), as well as certain other officers and executive officers of the Company who had preexisting arrangements in place. The Severance Agreements will be effective on October 23, 2022.

The existing severance agreements with executives officers other than the CEO provide that if the Company terminates the executive’s employment without Cause (as defined in the Severance Agreement) or such executive resigns for Good Reason (as defined in the Severance Agreement), in either case, other than in connection with or during the two-year period following a Change in Control, and subject to the effectiveness of a release in favor of the Company, the executive will continue to receive his or her base salary for one year, a prorated portion of incentive compensation earned based on the number of days of service in the year, and a lump sum cash payment of $35,000 for medical benefits. The Severance Agreement expires on the third anniversary of the effective date of the agreements. The updates reflected in the newly approved form of Severance Agreement were (i) the addition of the provision for payment of an amount equal to such executive’s target bonus, (ii) revisions to the restrictive covenant provisions, including updating the provisions and definitions regarding competitors, competition and the restricted period, and (iii) other administrative and conforming changes.

The description above is qualified in its entirety by reference to the form of Severance Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended July 30, 2022.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED NATURAL FOODS, INC.

By:	/s/ Mahrukh Hussain
Name:	Mahrukh Hussain
Title:	General Counsel and Corporate Secretary

Date:    September 27, 2022